Exhibit 99.1

CyberActive Security LTD.

2014 ISRAELI EMPLOYEE SHARE OPTION PLAN

PREFACE

This plan, as amended from time to time, shall be known as the “CyberActive Security Ltd. 2014 Israeli Employee Share Option Plan” (the “ESOP”).

1.	PURPOSE OF THE ESOP

The purpose of this ESOP is to foster and promote the long-term financial success of the Company and its Affiliates and increase shareholder value by:

(a)	motivating superior performance by means of performance-related incentives;

(b)	encouraging and providing for the acquisition of an ownership interest in the Company by eligible Employees; and

(c)	enabling the Company to attract and retain the services of outstanding management team and other qualified and dedicated employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

2.	DEFINITIONS

For purposes of this ESOP and related documents, including the Grant Letter, the following definitions shall apply:

2.1	“102 Option” - means an Option that the Board intends to be a “102 Option” which shall only be granted to Employees, and shall be subject to and construed consistently with the requirements of Section 102. Approved 102 Options may either be classified as Capital Gains Track Options (CGTO) or Ordinary Income Track Options (OITO).

2.2	“3(i) Option” - means Options that do not contain such terms as will qualify under Section 102.

2.3	“Administrator” - means the Board or the Committee as shall be administering this ESOP, in accordance with Section 3 below.

2.4	“Affiliate” - means any company eligible to be qualified as an “employing company”, with respect to the Company, within the meaning of Section 102(a) of the Ordinance including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended.

2.5	“Approved 102 Option” - means an Option granted pursuant to Section 102(b) of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended, and held in trust by a Trustee for the benefit of the Optionee, pursuant to Section 102.

2.6	“Articles of Association” - means the Articles of Association of the Company as same are in effect from time to time.

2.7	“Board” - means the Board of Directors of the Company.

2.8	“Capital Gains Track Option” or “CGTO” - as defined in Section 5.4 below.

2.9

“Cause” - means, with respect to an Employee (i) as such term is defined in the individual employment agreement or other engagement agreement between the Employee and the Company or its Affiliates, or (ii) if no such agreement is in place, then ‘Cause’ shall mean any one of the following: (a) conviction of any felony involving moral turpitude or affecting the Company; (b) any failure to carry out, as an employee of the Company or its

Affiliates, a reasonable directive of the chief executive officer, the Board or the Optionee’s direct supervisor, which involves the business of the Company or its Affiliates and which was capable of being lawfully performed by Optionee; (c) embezzlement or theft of funds of the Company or its Affiliates; (d) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including, without limitation, self-dealing, prohibited disclosure of confidential information of, or relating to, the Company, or engagement in any business competitive to the business of the Company or of its Affiliates; (e) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company, and (f) any other circumstances under which the Company is entitled to terminate Optionee’s employment with the Company without paying Optionee severance pay under applicable law; and with respect to a Non-Employee (i) as such term is defined in the individual engagement agreement between the Optionee and the Company or its Subsidiaries, or (ii) if no such agreement is in place, then ‘Cause’ shall mean any one of the circumstances set forth in (a) through and including (e) herein, as applicable to such Non-Employee.

2.10	“Chairman” - means the chairman of the Committee.

2.11	“Committee” - means a share option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board, and if no such compensation committee is appointed, then the Board.

2.12	“Company” - means CyberActive Security Ltd., a company incorporated under the laws of the State of Israel.

2.13	“Companies Law” - means the Israeli Companies Law, 5759-1999, including any rules and regulations promulgated thereunder and any provisions of the Companies Ordinance [New Version], 1983 still in effect, as amended from time to time.

2.14	“Controlling Shareholder” - shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.15	“Cut-Off Date” – as defined in Section 11.3(b) below.

2.16	“Date of Grant” - means the date of grant of an Option, as determined by the Board and set forth in the Optionee’s Grant Letter, and in any event not earlier than the first date on which the Company is permitted to effect Option grants under this ESOP and the provisions of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended. For the avoidance of doubt, no 102 Option shall be deemed granted before the lapse of thirty (30) days from the due submission of this ESOP to the ITA.

2.17	“Disability” – as defined in Section 9.5(v) below.

2.18	“Election” – as defined in Section 5.6 below.

2.19	“Employee” - means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholders.

2.20	“Event” – as defined in Section 11.2 below.

2.21	“Expiration Date” - means the date upon which an Option shall expire, as set forth in Section 9.2 below.

2.22	“Fair Market Value” - means as of any date, the value of a Share determined as follows:

2.21.1	If the Shares are listed on any established stock exchange or a national market system, including without limitation the Tel Aviv Stock Exchange, NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

2.21.2	Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

2.21.3	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

2.21.4	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.22	“Grant Letter” - means the grant letter given by the Company to the Optionee and signed by the Optionee, and which sets out the terms and conditions of an Option.

2.23	“IPO” - means the underwritten initial public offering of the Company’s shares pursuant to a registration statement filed with and declared effective under the Israeli Securities Law, 1968, under the U.S. Securities Act of 1933, as amended, or under any similar law of any other jurisdiction.

2.24	“ESOP” - means as defined in the preface hereto.

2.25	“ITA” - means the Israeli Tax Authority.

2.26	“NIS” – means, New Israeli Shekels.

2.27	“Non-Employee” - means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.28	“Notice” – as defined in Section 12.3(b) below.

2.29	“Notice Period” – as defined in Section 12.3(c) below.

2.30	“Ordinary Income Track Option” or “OITO” - as defined in Section 5.5 below.

2.31	“Option” - means an option to purchase one or more Shares of the Company pursuant to this ESOP.

2.32	“Optionee” - means a person who receives or holds an Option under this ESOP.

2.33	“Ordinance” - means the Israeli Income Tax Ordinance [New Version] 1961.

2.34	“Proposed Transferee” – as defined in Section 12.3(c) below.

2.35	“Proposing Holders” – as defined in Section 12.5 below.

2.36	“Proxy” – as defined in Section 7.2 below.

2.37	“Proxy Holder” – as defined in Section 7.2 below.

2.38	“Purchase Price” - means the purchase price for each Share underlying an Option, as determined in Section 8 below.

2.39	“Representative” – as defined in Section 9.1 below.

2.40	“Repurchaser(s)” – as defined in Section 12.3(a) below.

2.41	“Restricted Period” – as defined in Section 6.1 below.

2.42	“Sale” – as defined in Section 12.3 below.

2.43	“Section 102” - means Section 102 of the Ordinance, including any and all rules, regulations, orders and procedures promulgated thereunder, as now in effect or as hereafter amended.

2.44	“Share” - means the Ordinary Shares of the Company, of no nominal value each.

2.45	“Successor Company” - means any entity into or with which the Company is merged or by which, the Company is acquired, pursuant to a Transaction in which the Company is not the surviving entity.

2.46	“Transaction” – means (i) a merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a merger, acquisition or reorganization of the Company with one or more other entities in which the Company is the surviving entity and as a result of which the shareholders of the Company prior to such event do not own, by virtue of their shareholdings in the Company prior to such event, a majority of the shares of the surviving entity, (iii) a sale of all or substantially all of the assets or shares of the Company, or (iv) an IPO.

2.47	“Trustee” - means any individual or entity appointed by the Company to serve as a trustee and who has been approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended.

2.48	“US$” – means United States of America dollars.

2.49	“Vested Option” – means any Option that has already become vested and exercisable according to its Vesting Dates or otherwise (e.g. acceleration upon certain events).

2.50	“Vesting Dates” - means, with respect to any Option, the date(s) as of which the Optionee shall be entitled to exercise such Option, as set forth Optionee’s individual Grant Letter, and if no such date(s) are specified in Optionee’s individual Grant Letter, then as set out in Section 10.2 below.

2.51	“Unapproved 102 Option” - means an Option granted pursuant to Section 102(c) of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended, and not held in trust by a Trustee.

3.	ADMINISTRATION OF THIS ESOP

This ESOP shall be administered by the Board. The Board shall have the authority in its sole discretion, subject and not inconsistent with the express provisions of this ESOP, to administer this ESOP and to exercise all the powers and authorities specifically granted to it under this ESOP as necessary and advisable in the administration of this ESOP.

Provided that the Board is entitled by the Articles of Association and by law to delegate all and any of its powers and authority granted to it under this ESOP to a Committee, then such powers and authority may be delegated to the Committee. The Committee shall have the responsibility of construing and interpreting this ESOP and of establishing and amending such rules and regulations, as it deems necessary or desirable for the proper administration of this ESOP.

3.1	The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as the Chairman shall determine or as otherwise convened in accordance with the Articles of Association. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.2	The Committee shall have the power to recommend to the Board and the Board shall have the full power and authority to: (i) designate Optionees; (ii) determine the Date of Grant, terms and provisions of the respective Grant Letters (which need not be identical), including, but not limited to, the number of Options to be granted to each Optionee, the number of Shares to be covered by each Option, provisions concerning the time and extent to which the Options may be exercised, and the nature and duration of restrictions as to the transferability, or restrictions constituting substantial risk of forfeiture upon occurrence of certain events; (iii) determine the Fair Market Value of the Shares covered by each Option; (iv) designate the type of Options; and (v) cancel or suspend Options, as necessary.

3.3	Subject to the provisions of this ESOP, the Articles of Association, the applicable laws and, the specific duties delegated by the Board to the Committee, and subject to the approval of any relevant authorities, the Committee shall have the authority, in its discretion:

(i)	To construe and interpret the terms of this ESOP and any Options granted pursuant hereto;

(ii)	To designate the Employees and Non-Employees to whom Options may from time to time be granted hereunder;

(iii)	To determine the number of Shares to be covered by each such Option granted hereunder;

(iv)	To prescribe forms of agreements and/or Grant Letters for use under this ESOP;

(v)	To determine the terms of any Option granted hereunder;

(vi)	To determine the Purchase Price of any Option granted hereunder;

(vii)	To determine the Fair Market Value of Shares;

(viii)	To prescribe, amend and rescind rules and regulations relating to this ESOP, provided that any such amendment or rescindment that would adversely affect the rights of an Optionee that has received or been granted an Option shall not be made without the Optionee’s written consent.

(ix)	To take all other action and make all other determinations necessary for the administration of this ESOP.

(x)	To determine the total number of Shares within the pool allocated for the purpose of this ESOP from time to time, and or any additional awards hereafter, subject to this ESOP.

3.4	Subject to the Articles of Association and applicable law, all decisions and selections made by the Board or the Committee pursuant to the provisions of this ESOP shall be made by a majority of its members. Any decision reduced to writing shall be executed in accordance with the provisions of the Articles of Association, as the same may be in effect from time to time.

3.5	Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this ESOP and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon all Optionees and any person claiming under or through any Optionee.

3.6	The liability of any member of the Board or the Committee, with respect to this ESOP or any Option granted hereunder, shall be in accordance with the Articles of Association and applicable law.

3.7	Any member of the Committee shall be eligible to receive Options under this ESOP while serving on the Committee, unless otherwise specified herein. No person shall be eligible to be a member of the Committee if that person’s membership would prevent this ESOP from complying with exemptions provided under applicable laws.

4.	DESIGNATION OF OPTIONEES

4.1	The persons eligible for participation in this ESOP as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate thereof; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees may only be granted 3(i) Options.

4.2	Each Option granted pursuant to this ESOP shall be evidenced by a Grant Letter, substantially in such form attached hereto as Exhibits A and B. Each Grant Letter shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether an CGTO, OITO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions included in the letter, including any such other terms that the Committee or the Board in their discretion may prescribe, provided in all cases that they are consistent with this ESOP. The Grant Letter shall be delivered to the Optionee and executed by the Optionee and shall incorporate the terms of this ESOP by reference and specify the terms and conditions thereof and any rules applicable thereto.

4.3	Neither this ESOP nor any Grant Letter nor any offer of Options to an Optionee shall impose any obligation on the Company to continue to employ or to engage the services of any Optionee, and nothing in this ESOP or in any Option granted pursuant thereto shall give any Optionee any right to continued employment, service with or engagement by the Company or restrict the right of the Company to terminate such employment, services or engagement at any time. Further, the Company and each Affiliate expressly reserves the right at any time to dismiss an Optionee free from any liability, or any claim under this ESOP, except as provided herein or in any agreement entered into with respect to an Option.

4.4	The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to this ESOP or any other option or share plan of the Company or any of its Affiliates.

4.5	Notwithstanding anything in the ESOP to the contrary, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law.

5.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

5.1	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

5.2	The grant of Approved 102 Options under this ESOP shall be made in accordance with the provisions herein, including the provisions of Section 6 below, and shall be conditioned upon the approval of this ESOP by the ITA.

5.3	An Approved 102 Option may either be classified as either a Capital Gains Track Option (CGTO) or an Ordinary Income Track Option (OITO).

5.4	An Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as “CGTO”.

5.5	An Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as “OITO”.

5.6	The Company’s election of the type of Approved 102 Options as CGTO or OITO granted to Employees (the “Election”) shall be appropriately filed with the ITA before the first Date of Grant of an Approved 102 Option under such Election. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under such Election and shall remain in effect until changed, but in any case not earlier than the end of the year following the year during which the Company first granted Approved 102 Options under such Election. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance, including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended. For avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

5.7	Designation of Approved 102 Options – if an Optionee exercises and sells his Shares within the Restricted Period, the Company shall not bear any tax liability arising due to the exercise and or sale of such Shares resulting from Optionee’s termination of employment, except for the tax liability mentioned in Section 22 below.

5.8	All Approved 102 Options must be held in trust by the Trustee, as described in Section 6 below.

5.9	For avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

6.	TRUSTEE

6.1

Approved 102 Options which shall be granted under this ESOP and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including, without limitation, bonus shares, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the Company’s shareholders register) and held by the Trustee for the benefit of the Optionees to whom such Approved 102 Options were granted for such period of time as required by Section 102 (the “Restricted Period”). All certificates representing Shares issued to the Trustee under this ESOP shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the aforesaid trust as herein provided. If the requirements for Approved 102 Options are not met, the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102.

6.2	Notwithstanding anything to the contrary herein, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options, which were granted to such Optionee and/or any Shares allocated or issued upon exercise of such Options.

6.3	With respect to any Approved 102 Option, subject to the provisions of Section 102, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Restricted Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the Restricted Period, the sanctions under Section 102 shall apply to and shall be borne by such Optionee.

6.4	Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this ESOP, or any Approved 102 Option or Share granted to him hereunder. Such release may be incorporated into the Grant Letter.

6.5	3(i) Options which shall be granted under the ESOP, may, but need not, be issued to the Trustee, and if so issued to the Trustee, shall be held for the benefit of the Optionee. The Trustee shall hold such Options and the shares issued upon the exercise thereof (in the event of an exercise of such Options) pursuant and subject to Section 3(i) of the Ordinance, including any and all rules, regulations, orders and procedures promulgated thereunder, as now in effect or as hereafter amended. Anything to the contrary notwithstanding, the Trustee shall not release any 3(i) Options held by it and which were not already exercised into shares of the Company by the Optionee, nor shall the Trustee release any shares issued upon the exercise of 3(i) Options – in both cases - prior to the full payment of the relevant Optionee’s tax liabilities arising from those 3(i) Options which were granted to him and any shares issued upon the exercise of such 3(i) Options.

7.	SHARES RESERVED FOR THE ESOP; RESTRICTIONS THEREON

7.1	The Company shall from time to time reserve, out of its authorized but un-issued share capital, such number of Shares as the Board deems appropriate (subject to the Articles of Association) for the purposes of this ESOP and/or for the purposes of any other share option plans which have previously been, or may in the future be, adopted by the Company, subject to adjustment as set forth in Section 11 below. Any Shares which remain un-issued and which are not subject to then outstanding Options at the termination or expiration of this ESOP shall cease to be reserved for the purpose of this ESOP, but may continue to be reserved for other share option plans then in effect, and in any event, until termination of this ESOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of any then outstanding Options. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to a new Option under this ESOP or under the Company’s other share option plans, provided, however, that Shares that have actually been issued under this ESOP shall not be returned to the pool under this ESOP and shall not become available for future distribution under this ESOP.

7.2

The Company, at its sole discretion, may require that, until the consummation of an IPO any Shares issued upon exercise of Options (and securities of the Company issued with respect thereto) shall be voted by an irrevocable proxy (the “Proxy”), in the form attached to each Grant Letter, such Proxy to be assigned to the chairman of the Board or to any other director of the Company designated by the Board (the “Proxy Holder”) and to provide for the power of such Proxy Holder to act, instead of the Optionee and on its behalf, with respect to any and all aspects of the Optionee’s shareholdings in the Company. The Proxy Holder shall vote the Shares and/or execute any written instruments relating to the Shares in the same manner as the votes of the majority of the shareholders of the Company present and voting at the applicable meeting. The Proxy may be contained in the individual Optionee’s Grant Letter or otherwise as the Committee determines. If contained in the Grant Letter, no further document shall be required to implement such Proxy, and the signature of the Optionee on the Grant Letter shall indicate approval of the Proxy thereby granted. The Proxy Holder shall be indemnified and held harmless by the Company and the Optionees against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of the Proxy Holder’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the Proxy Holder may have as a director or otherwise under the Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Shares issuable upon exercise of Approved 102 Options, such Shares shall be voted in accordance with the provisions of Section 102 and of any rules, regulations or orders promulgated thereunder.

8.	PURCHASE PRICE

8.1	The Purchase Price of each Share subject to an Option shall be equal to the Share’s Fair Market Value or as otherwise determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Grant Letter will contain the Purchase Price determined for each Option covered thereby (but in any event, not less than the nominal value of the Share issuable upon exercise thereof).

8.2	The total consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator and may consist entirely of (1) cash, (2) check, (3) wire transfer, or (4) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.3	The Purchase Price shall be denominated in NIS or US$ or otherwise as determined by the Committee.

8.4	The proceeds received by the Company from the issuance of Shares subject to the Options will be added to the general funds of the Company and used for its corporate purposes.

9.	TERM AND EXERCISE OF OPTIONS

9.1	Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Committee and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

9.2	Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Grant Letter (and unless otherwise determined in accordance with the provisions of this ESOP with respect to any Option(s), such date shall be ten (10) years from the respective Date of Grant); or (ii) the expiration of any extended period in any of the events set forth in Section 9.5 below.

9.3	The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 9.5 below, the Optionee who is an Employee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise. An Optionee who is a Non-Employee may exercise the Options in whole at any time or in part from time to time, to the extent that the Options have become vested and exercisable, prior to the Expiration Date.

9.4	Subject to the provisions of Section 9.5 below, in the event of termination of Optionee’s employment or services, with the Company or any of its Affiliates (it being clarified that the transfer of Optionee’s employment or services between the Company and any of its Affiliates, or between the Company’s Affiliates, shall not be deemed termination hereunder), all Options granted to such Optionee that are at the time of termination non-vested will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee’s Option shall not vest and shall not become exercisable and any unvested portion of the Optionee’s Option shall revert to the pool of Shares under this ESOP or that of other share option plans then in effect.

9.5	Notwithstanding anything to the contrary herein and unless otherwise determined in the Optionee’s Grant Letter, an Option may be exercised after the date of termination of Optionee’s employment or service with the Company or any Affiliates (it being clarified that the transfer of Optionee’s employment or services between the Company and any of its Affiliates, or between the Company’s Affiliates, shall not be deemed termination hereunder) during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, as follows:

(i)	If termination is without Cause, then any Vested Option still in force and un-expired may be exercised within a period of three (3) months after the date of such termination;

(ii)	If termination is the result of death, or Disability (defined below) of the Optionee, then any Vested Option still in force and un-expired may be exercised within a period of twelve (12) months after the date of such termination;

(iii)	With respect to (i) and (ii) above, prior to the expiration of the periods set out therein (i.e., the 3-month period in (i) above, and the 12-month period in (ii) above), the Committee may authorize an extension of the terms of exercise post-termination of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

(iv)

For avoidance of any doubt, notwithstanding anything herein to the contrary, if termination of employment or service is for Cause: (a) any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options; and (b) all Shares issued upon exercise of Options prior to the date of termination of employment or service for Cause shall be subject to repurchase at their nominal value by the Repurchaser(s), provided however that in no case shall the Company provide financial assistance to any other party to purchase the Shares if doing so is prohibited by law. If the Repurchaser(s) exercise the right of repurchase of such Shares in accordance with the provisions of Section 12.3(a) below, and the Optionee (whose employment or engagement with the Company was terminated for Cause), fails to transfer his/her Shares as aforesaid, the Company, at the decision of the Board, shall be entitled to forfeit such Optionee’s Shares and to authorize any person to execute on behalf of the Optionee any instrument or document necessary to effect such transfer and to make the appropriate inscription in the Company’s records. Each Optionee, upon executing a Grant Letter, shall be deemed to have authorized and granted the Company and each of its officers an irrevocable power of attorney to execute in his/her behalf such instruments and documents that are necessary to give full effect to the repurchase provisions set forth herein. In this respect, each of the Company and its shareholders shall be deemed to be third party beneficiaries of this paragraph (iv) with rights to enforce the same against the Optionees.

(v)	As used herein: the term “Disability” shall have the meaning ascribed thereto in the individual employment or engagement agreement between the Optionee and the Company or any of its Affiliates, as applicable and if no such definition exists, then “Disability” shall mean Optionee’s inability to perform his/her duties to the Company, or to any of its Affiliates, for a consecutive period of at least 180 days, by reason of any medically determinable physical or mental impairment.

9.6	To avoid doubt, the Optionees shall not be deemed owners of the Shares issuable upon the exercise of Options and shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall they be deemed to be a class of shareholders of the Company for any purpose, including but not limited for the purpose of the operation of Sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of this ESOP, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 6 above. Notwithstanding anything herein to the contrary, in no event shall the Optionees be deemed a class of creditors of the Company for any purpose whatsoever, including but not limited to for the purpose of the operation of Sections 350 and 351 of the Companies Law or any successor to such section.

9.7	The form of Grant Letter customarily used by the Company in connection with the grant of Options, provided it is consistent with the provisions of this ESOP, may contain such other provisions, as the Committee or the Board may, from time to time, deem advisable.

9.8	The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

9.9	With respect to Unapproved 102 Options, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102. In respect of any employer’s tax liability for the purpose of employment taxes such as in the case of social taxes, see Section 22 below.

9.10	Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with applicable laws.

9.11

Upon their issuance, the Shares shall carry equal voting rights on all matters where such vote is permitted by applicable laws of the jurisdiction of incorporation of the Company, provided however, that the Company, at its sole discretion, may require that, until the consummation of an IPO any Shares issued upon exercise of Options (and securities of the

Company issued with respect thereto) shall be voted by an irrevocable Proxy to be given to the Proxy Holder in the same manner as the votes of the majority of the other shareholders of the Company present and voting at the applicable meeting, such Proxy to be assigned to the Proxy Holder and provide for the power of the Proxy Holder to act, instead of the Optionee and on its behalf, with respect to any and all aspects of the Optionee’s shareholdings in the Company, as set forth in Section 7.2 above.

9.12	It is hereby clarified that the Company shall have no liability to an Optionee, or to any other party, if an Option (or any part thereof), which is intended to be a 102 Option, does not eventually qualify as a 102 Option.

10.	VESTING OF OPTIONS

10.1	Subject to the provisions of this ESOP, each Option shall vest and become exercisable commencing on the Vesting Date thereof, as determined by the Board or by the Committee, for the number of Shares as shall be provided in the Grant Letter. However, no Option shall be exercisable after the Expiration Date.

10.2	Unless otherwise stated in the Optionee’s Grant Letter, all Options granted pursuant to this ESOP, shall vest semi-annually, in equal portions, over a 4-year period from its Date of Grant, with twenty five percent (25%) of such Option becoming vested on the twelve month anniversary of the Date of Grant (the “Cliff Date”), and an additional twelve and a half percent (12.5%) of such Option becoming vested every six months following the Cliff Date.

10.3	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

11.	ADJUSTMENTS

11.1	Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been reserved for issuance under this ESOP and/or any other share option plan adopted by the Company, but as to which no Options have yet been granted or which have been returned to this ESOP or such other share option plans upon cancellation or expiration of an Option, as well as the Purchase Price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease resulting from a share split, bonus shares (share dividend), combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The adjustments described herein shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to the number or the price of Shares subject to an Option. If the Options or the Shares issued upon the exercise of such Options will be deposited with a Trustee, as determined by the Administrator, all of the Shares formed by these adjustments also will be deposited with the Trustee on the same terms and conditions as the original Options or Shares.

11.2

Dissolution or Liquidation. In the event of any dissolution or liquidation of the Company, whether voluntary or involuntary (the “Event”), the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such Event. The Option holders shall then have fifteen (15) days to exercise any unexercised Vested Options held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such 15-day period, all remaining unexercised Options and any non Vested Options will terminate immediately. The Administrator in its sole discretion may allow the exercise of any or all-outstanding Options, whether or not such Options are Vested Options, during a longer period following such notification and prior to the Event, all subject to the provisions of applicable laws. To the extent it has not been previously exercised, an Option and all Optionee’s rights thereto will terminate immediately prior to the Event.

11.3	Transaction.

(a)	In the event of a Transaction, and to the extent possible by the terms of the Transaction, each outstanding Option shall be assumed for an equivalent option or right substituted by the successor corporation (or a parent or a subsidiary of the successor corporation), and appropriate adjustments shall be made in the number of options in order to reflect such an action and to keep the Optionee harmless due to the Transaction.

(b)	In the event that as part of the Transaction the successor corporation (or a parent or a subsidiary of the successor corporation) refuses to assume or substitute outstanding Options, the vesting periods defined in the Grant Letters may be fully accelerated, in whole or in part, if so determined by the Board. In this event, the Administrator shall notify each Optionee in writing or electronically if and to what extent the Board has approved the acceleration of an Option, and as to each Option that has been accelerated, the period of time during which the Vested Option may be exercised by the Optionee. The determination as to acceleration of any then un-Vested Options and the duration during which any Vested Options may be exercised in connection with a Transaction shall be in the sole and absolute discretion of the Board. Subject to the following paragraph of this Section 11.3(b), any Vested Options shall be fully exercisable for such period as determined by the Board, where any un-Vested or Vested but un-exercised Options shall terminate upon the expiration of such period.

In any event, any Vested Option not exercised by the date determined above by the Board above (the “Cut-Off Date”), and any un-Vested Options on such Cut-Off Date, shall immediately terminate and no longer be exercisable by the Optionee as of the Cut-Off Date.

(c)	Without derogating from the provisions of paragraph (b) above, if as a condition precedent to a Transaction, all Optionees are required to sell or exchange their Vested Options and/or any Shares issued upon exercise thereof as part of the Transaction, then each Optionee shall be obligated to sell or exchange, as the case may be, any Vested Options and/or Shares such Optionee holds or purchased under this ESOP, in accordance with the instructions of the Board, at its sole and absolute discretion, in connection with the Transaction, and on the same terms as shall be determined to all the holders of Ordinary Shares in the Company. For avoidance of doubt, on the Cut-Off Date, any Vested Options not sold or exchanged and any non-Vested Options shall terminate and expire as of the Cut-Off Date.

(d)	For the purposes of this paragraph, the Option shall be considered assumed if, following a Transaction, the Optionee receives the right to purchase or receive, for each Share subject to the Option immediately prior to the Transaction, the consideration (whether in shares, stocks, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely shares of the successor corporation or its parent or subsidiary, the Administrator may, with the consent of the successor corporation, provide for each Optionee to receive solely Shares of the successor company or its parent or subsidiary equal in Fair Market Value to the per share consideration received by holders of Shares in the Transaction.

11.4	No changes will be made to the terms of the Options upon the consummation of a Transaction, except as the Board determines to be necessary or desired to effect such Transaction.

11.5	Stock Dividend, Bonus Shares, Stock Split.

(a)	If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to this ESOP or subject to any Options therefor granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that the Purchase Price shall not be less than the nominal value of the Share underlying any such Options, and provided further, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon the occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to this ESOP (as set forth in Section 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

(b)	Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

12.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL AND BRING ALONG

All Shares subject to outstanding Options, whether exercised or not, shall be subject to the restrictions and limitations contained in the Articles of Association.

12.1	Notwithstanding anything to the contrary in the Articles of Association none of the Optionees shall have a right of first refusal in relation with any Sale (as hereinafter defined) of shares in the Company.

12.2	Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, an Optionee shall not have the right to effect a Sale of Shares issued upon the exercise of an Option within six (6) months and one day of the date of the later of the exercise of such Option or issuance of such Shares (if such an issuance is not made immediately upon exercise).

12.3	Sale, transfer, assignment or other disposal (collectively, “Sale”) of Shares issuable upon the exercise of an Option shall be subject to the right of first refusal of other shareholders of the Company, as set forth in the Articles of Association or in any agreement among the Company and all or substantially all of its shareholders. In the event that neither the Articles of Association nor any such agreement shall provide for applicable rights of first refusal, then, unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, the Sale by an Optionee of Shares issuable upon the exercise of an Option shall be subject to a right of first refusal on the part of the Repurchaser(s), as follows:

(a)

“Repurchaser(s)” means: (i) the Company, if permitted by applicable law, (ii) if the Company is not permitted by applicable law, then any Affiliate of the Company designated by the Committee and to the extent permitted by applicable law, or (iii) if no decision is reached by the Committee or if an Affiliate is not permitted to be a Repurchaser according to applicable law, then the Company’s existing shareholders

(save, for avoidance of doubt, for other Optionees who already exercised their Options), pro rata in accordance with their respective shareholdings in the Company’s issued and outstanding share capital.

(b)	The Optionee shall give a notice of sale (hereinafter the “Notice”) to the Company in order to offer the Shares to the Repurchaser(s). The Company will forward the Notice to the applicable Repurchaser(s).

(c)	The Notice shall specify the name of each proposed purchaser or other transferee (hereinafter the “Proposed Transferee”), the number of Shares offered for Sale, the price per Share and the payment terms. The Repurchaser(s) will be entitled to twenty-one (21) days from the day of receipt of the Notice (hereinafter the “Notice Period”), to purchase all or part of the offered Shares (if the Repurchaser(s) are shareholders of the Company, then such entitlement shall be on a pro rata basis, based on their respective holdings in the Company’s issued and outstanding share capital).

(d)	If, by the end of the Notice Period, not all of the offered Shares have been purchased by the Repurchaser(s), the Optionee shall be entitled to Sell any remaining un-sold Shares, at any time during the ninety (90) days following the end of the Notice Period on terms not more favorable to the Proposed Transferee than those set out in the Notice, provided that the Proposed Transferee agrees in writing that the provisions of this section shall continue to apply to the Shares in the hands of such Proposed Transferee. Any Sale of Shares issued under this ESOP by the Optionee that is not made in accordance with this ESOP or the Grant Letter shall be null and void.

(e)	If the consideration to be paid for the Shares is not cash, the value of the consideration shall be determined in good faith by the Board, and if the Company cannot for any reason pay for the Shares in the form of non-cash consideration, the Company may pay the cash equivalent thereof, as determined by the Board.

12.4	Prior to an IPO, and in addition to the right of first refusal, any transfer of Shares by an Optionee shall require the approval of the Board as to the identity of the transferee and as may be required under the Articles of Association. The Board may refuse to approve the transfer of Shares by an Optionee to any other person or entity the Board determines, in its discretion, may be detrimental to the Company, including without limitation to a competitor of the Company.

12.5	Notwithstanding anything herein to the contrary, the Optionees shall be bound by the “bring along” provisions of the Articles of Association and/or any agreement among the Company and all or substantially all of its shareholders, as in effect from time to time, to the effect that if, prior to the completion of the IPO, shareholders holding a certain percentage of the Company’s share capital (as set forth in such agreement) (“Proposing Holders”), elect to sell all of their equity securities in the Company to a third party, or agree to merge or consolidate the Company with or into another entity, and such sale or merger is conditioned upon the sale of all remaining stock of the Company to such third party, or to the agreement of all of the shareholders, the Optionees shall be required, if so demanded by the Proposing Holders, to sell or transfer all of their equity securities in the Company to such third party as stipulated in the Articles of Association or such other shareholders agreement referred to herein. If no specific percentage of Proposing Holders is stipulated in the Articles of Association or such a shareholders agreement, then the percentage for the purposes of this Section 12.5 and for the purposes of Section 341 of the Companies Law shall be seventy percent (70%).

12.6

Notwithstanding anything herein to the contrary, if prior to the completion of the IPO, a Transaction is consummated pursuant to which, all or substantially all of the shares of the Company are sold, or exchanged for securities of another Company, then each Optionee shall be obligated to sell or exchange, as the case may be, any Shares such Optionee purchased under this ESOP (in accordance with the value of the Optionee’s Shares pursuant to the terms of the Transaction), and perform any action and/or execute any document necessary or desired in order to effectuate such Transaction, all in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

13.	PURCHASE FOR INVESTMENT; LIMITATIONS UPON IPO; REPRESENTATIONS

13.1	The Company’s obligation to issue or allocate Shares upon exercise of an Option granted under this ESOP is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of any other State having jurisdiction over the Company and the Optionee.

13.2	The Optionee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Optionee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

13.3	If any Shares shall be registered under the United States Securities Act of 1933, no public offering otherwise than a national securities exchange (as defined in the United States Securities Exchange Act of 1934, as amended) of any Shares shall be made by the Optionee (or any other person) under such circumstances that he or she (or such other person) may be deemed an underwriter, as defined in the United States Securities Act of 1933.

13.4	Upon the grant of Options to an Optionee or the issuance of Shares upon the exercise thereof, the Company shall obtain from the Optionee the representations and undertakings as follows, and any other representations and warranties that the Committee may deem advisable, and the giving of such representations and warranties by the Optionee shall be a condition precedent to Optionee’s right to receive the Option and/or be issued the Shares upon exercise thereof:

(a)	That the Optionee knows that there is no certainty that the exercise of the Options will be financially worthwhile. The Optionee thereby undertakes not to have any claim against the Company or any of its directors, employees, stockholders or advisors if it emerges, at the time of exercising the Options, that the Optionee’s investment in the Company‘s Shares was not worthwhile, for any reason whatsoever.

(b)	That the Optionee knows and understands that his rights regarding the Options and the Shares are subject for all intents and purposes to the instructions of the Company’s documents of incorporation and to the agreements of the shareholders in the Company.

(c)	That the Optionee knows that in addition to the allocations set forth above, the Company has allocated and/or is entitled to allocate Options and Shares to other employees and other people, and the Optionee shall have no claim regarding such allocations, their quantity, the relationship among them and between them and the other shareholders in the Company, exercising of the options or any matter related to or stemming from them.

(d)	That the Optionee knows that neither this ESOP nor the grant of Option or Shares thereunder shall impose any obligation on the Company to continue the engagement of the Optionee, and nothing in this ESOP or in any Option or Shares granted pursuant thereto shall confer upon any Optionee any right to continue being engaged by the Company, or restrict the right of the Company to terminate such engagement at any time.

14.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Articles of Association and subject to any applicable taxation on distribution of dividends, and, when applicable, subject to the provisions of Section 102.

15.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

15.1	No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under this ESOP, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

15.2	So long as Options and/or Shares are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

16.	EFFECTIVE DATE AND DURATION OF THE ESOP

This ESOP shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption, unless terminated earlier in accordance with Section 17 below.

17.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate this ESOP. No amendment, alteration, suspension or termination of this ESOP shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of this ESOP shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under this ESOP prior to the date of such termination.

18.	GOVERNMENT REGULATIONS

This ESOP, and the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel any other State having jurisdiction over the Company and the Optionee, including, without limitation, the United States Securities Act of 1933, the Companies

Law, the Securities Law, 1968, and the Ordinance (including any and all rules and regulations promulgated thereunder, as now in effect or as hereafter amended), and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

19.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither this ESOP nor the Grant Letter with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employ or service, and nothing in this ESOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

20.	GOVERNING LAW & JURISDICTION

This ESOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv district, Israel shall have sole and exclusive jurisdiction in any matters pertaining to this ESOP and any Grant Letters effected hereunder.

21.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

21.1	With regards to Approved 102 Options, the provisions of this ESOP and the Grant Letter shall be subject to the provisions of Section 102 and the ITA Commissioner’s permit, and the said provisions and permit shall be deemed an integral part of this ESOP and of the individual Grant Letters with each Optionee.

21.2	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in this ESOP or the individual Grant Letter of the Optionees, shall be considered binding upon the Company and the Optionees.

22.	TAX CONSEQUENCES

22.1	Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements of any applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

22.2	The Company and, when applicable, the Trustee shall not be required to release any Share or share certificate representing such Shares to an Optionee until all required payments have been fully made.

22.3

To the extent provided by the terms of any Grant Letter, the Optionee may satisfy any tax withholding obligation relating to the exercise or acquisition of Shares under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionee by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) subject to the Committee’s approval on or prior to the payment date, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Optionee as a result of the exercise or acquisition of Shares under the Option in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) subject to Committee approval on or prior to the payment date, delivering to the Company owned and unencumbered Shares; provided that Shares acquired on exercise of Options have been held for at least 6 months from the date of exercise.

22.4	The Company shall have the right to deduct from all amounts paid to an Optionee in cash (whether under this ESOP or otherwise) any taxes required by law to be withheld in respect of Options under this ESOP. In the case of any Option satisfied by the issuance of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy any withholding tax obligations applicable with respect to such Option. Without limiting the generality of the foregoing and subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Optionees to elect to tender, Shares to satisfy, in whole or in part, the amount required to be withheld.

22.5	In respect of any employer’s tax liability arising only for the purpose of employment taxes such as in the case of social taxes resulting from a breach of Section 102, the Company shall not bear any tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

22.6	Notwithstanding anything herein to the contrary of Section 22.5 above, only in the event of termination of employment by the Company, other than termination for Cause, the Company should bear the tax liability arising only for the purpose of employment taxes such as in the case of social taxes.

22.7	For avoidance of any doubt, notwithstanding anything herein to the contrary, if termination of employment or service is for Cause, the Company shall not bear any tax liability derived due to the exercise and or sale of the Options as a result of Optionee’s termination.

23.	NON-EXCLUSIVITY OF THIS ESOP

The adoption of this ESOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options to purchase shares of the Company otherwise than under this ESOP, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Employees and/or Non-Employees of the Company under their employment agreements or other engagement agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section 23.

24.	MULTIPLE AGREEMENTS

The terms of each Option may differ from the terms of other Options granted under this ESOP at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of this ESOP, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

25.	DISPUTES

Any dispute or disagreement which may arise under or as a result of or pursuant to this ESOP or the individual Grant Letters shall be determined by the Board in its sole discretion and any interpretation made by the Board of the terms of this ESOP or the individual Grant Letters shall be final, binding and conclusive.

This ESOP was adopted by the Board on March 5, 2014.